                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 21, 1997, with respect to the statements of cellular revenue and direct operating expenses of Maryland RSA 2 included in Amendment No 1 to the Registration Statement (Form S-4, No. 333-23769) and related Prospectus of Dobson Communications Corporation to be filed on or about April 28, 1997 for the registration of $160,000,000 of its 11 3/4% Senior Notes due 2007.

                                       ERNST & YOUNG LLP

San Antonio, Texas
April 28, 1997